SUB-ITEM 77C


Results of Annual Meeting of Shareholders

The Annual Meeting of Shareholders of Western Asset Mortgage Defined Opportunity Fund Inc. was held on April 24, 2015, for the purpose of considering and voting upon the election of Directors.

The following table provides information concerning the matter voted upon at the meeting:


Election of directors


Nominees		Votes For	       Votes Withheld
Robert D. Agdern 	6,900,202		2,416,545
Leslie H. Gelb		6,897,389		2,419,358
William R. Hutchinson 	6,922,396		2,394,351
Kenneth D. Fuller*	9,211,950		  104,797

At June 30, 2015, in addition to Robert D. Agdern, Leslie H. Gelb, Kenneth D. Fuller* and William R. Hutchinson, the other Directors of the Fund were as follows:

Carol L. Colman
Daniel P. Cronin
Paolo M. Cucchi
Eileen A. Kamerick
Riordan Roett

* Effective July 31, 2015, Kenneth D. Fuller resigned as Chairman and a Director, Chief Executive Officer and President of the Fund. Effective August 1, 2015, Jane Trust was appointed to the position of Director, Chairman, President and Chief Executive Officer.